Exhibit 4.11

THIS DEED is made on June 10 2021

BETWEEN

(1)	THE PERSON whose details are set out in Schedule 1 (the “Seller”); and
(2)	VERTICAL AEROSPACE LTD., a Cayman Islands limited by shares with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”).

WHEREAS

(A)

Concurrently with the execution of this Deed, (1) Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 (the “Company”); (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”); (4) Vertical Merger Sub Ltd., a Cayman Islands company limited by shares (“Merger Sub”); (5) Pubco; (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) shall enter into a business combination agreement (the “BCA”) pursuant to which, among other things, (a) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company and (ii) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding securities of the Company in exchange for the right of the holders thereof to receive a substantially equivalent security of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(B)	On the date hereof, the Company has issued, and the Seller has subscribed for, Z Ordinary Shares pursuant to the Subscription Agreement, in accordance with the terms therein.
(C)

The Seller shall sell, and Pubco shall acquire, all the Z Ordinary Shares held by the Seller subject to the terms and conditions of this Deed with such sale to be consummated concurrently with the Transactions.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed, unless the context otherwise requires:

“Z Ordinary Shares” means Z ordinary shares of £0.00001 each in the capital of the Company;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Agreed Form” means, in relation to any document, the form of that document which has been mutually agreed by the parties;

“BCA” has the meaning given in Recital A;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in (i) New York City, USA, (ii) London, England, and (iii) George Town, Cayman Islands are open for ordinary banking business;

“Call Option Agreement” means the call option agreement in substantially the form attached hereto as Schedule 4, to be entered into at Completion;

“Commission” means the Securities and Exchange Commission;

“Company” has the meaning given in Recital A;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;

“Confidential Information” has the meaning given in Clause 7.1;

“Consideration” has the meaning given in Clause 3;

“Deed” means this deed;

“Effectiveness Date” has the meaning given in Clause 6.1;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exchange Shares” means the ordinary shares, with $0.0001 par value, of Pubco;

“Filing Date” has the meaning given in Clause 6.1;

“Lockup Agreement” means the lockup agreement in substantially the form attached hereto as Schedule 2, to be entered into at Completion;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of Pubco or securities which are convertible into equity shares of the Pubco;

“Registrable Securities” has the meaning given in Clause 6.1

“Registration Statement” has the meaning given in Clause 6.1

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Registration Statement” has the meaning given in the BCA;

“Sale Shares” has the meaning given in Clause 2;

“Securities Act” has the meaning given in Clause 3.3;

“Share Acquisition Closing” has the meaning given in the BCA;

“Suspension Event” has the meaning given in Clause 6.4;

“Subscription Agreement” means the subscription agreement dated as of the day hereof, pursuant to which the Seller subscribed for the Sale Shares;

“Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;

“Transaction Documents” means this Deed and any other documents entered into by the parties in connection with the Transaction;

“Transfer Agent” has the meaning given in the BCA; and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day based on the time at the location of the address of the recipient of the relevant notice.

1.2	In this Deed, unless the context otherwise requires:
(a)	“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006;
(b)

every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

references to clauses, recitals and schedules are references to Clauses and Recitals of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;
(f)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(h)	references to “£” are references to the lawful currency from time to time of the United Kingdom;
(i)	references to times of the day are to London time unless otherwise stated;
(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(k)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(m)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.
1.4	The schedule to this Deed shall form part of this Deed.
1.5	References to this Deed include this Deed as amended or varied in accordance with its terms.
2.	SALE OF Z ORDINARY SHARES

On the terms set out in this Deed, the Seller shall sell and transfer to Pubco, and Pubco shall purchase from the Seller with effect from Completion the number of Z Ordinary Shares as set out next to the name of the Seller in column (B) of Schedule 1 (the “Sale Shares”), with all of the legal and beneficial title to the Sale Shares with full title guarantee, free from all Encumbrances, together with all rights attaching to the Sale Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Sale Shares after Completion).

3.	CONSIDERATION
3.1

Subject to and upon the terms and conditions of this Deed, in full payment for the Sale Shares, Pubco shall, without duplication, issue and deliver to the Seller free from all Encumbrances the number of Exchange Shares as set out next to the name of the Seller in column (C) of Schedule 1 at Completion (the “Exchange Shares”).

3.2	Prior to Completion, the Seller shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Exchange Shares in accordance with Schedule 1.
3.3

Pubco shall (a) cause the offer and sale of the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be registered under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 6 of this Deed and (b) cause the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be listed on the New York Stock Exchange (“NYSE”).

4.	COMPLETION
4.1

During the period beginning on the date of this Deed and ending on the earliest of (i) Completion, (ii) termination of this Deed and (iii) the date on which the BCA is terminated in accordance with its terms, the Seller agrees not to sell, transfer, assign, novate or otherwise dispose of the Sale Shares or create an Encumbrance over the Sale Shares without the prior written consent of Pubco.

4.2

Completion shall take place concurrently with the Share Acquisition Closing.  Pubco shall notify the Seller as soon as commercially practicable, but in no event later than two (2) Business Days prior to the Share Acquisition Closing of the time and date of the Share Acquisition Closing.

4.3	At Completion:
(a)	The Seller shall deliver to Pubco or procure the delivery to Pubco of:

(i)	all documents, duly executed and/or endorsed where required, required to enable title to all of the Sale Shares held by that Seller to pass into the name of Pubco (or its nominees); and
(ii)	a copy of any power of attorney in Agreed Form under which any document to be executed by the Seller under this Deed has been executed; and
(b)	Pubco shall cause the Exchange Shares to be issued and delivered to the Seller in accordance with Clauses 3.1 and 3.2; and
(c)	Pubco and the Seller shall enter into the Lockup Agreement; and
(d)	Pubco and the Seller shall enter into the Call Option Agreement.
4.4

Without prejudice to any other rights and remedies Pubco may have, Pubco shall not be obliged to complete the sale and purchase of the Sale Shares pursuant to this Deed unless the Merger has been consummated.

5.	WARRANTIES
5.1	The Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as of the date of this Deed:
(a)

it has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Deed and the transactions contemplated hereby and the suitability of this Deed and the transactions contemplated hereby for itself and its particular circumstances, and, except as set forth herein, it has not relied upon any representations or advice by Pubco, the Company or their relevant Representatives.

5.2	The Seller hereby warrants to Pubco as of the date of this Deed and as of Completion:
(a)	the Sale Shares are free from all Encumbrances;
(b)

(i) the Sale Shares are the only shares held by it in the Company and (ii) it is not a party to any agreement or arrangement pursuant to which it may receive additional shares in the Company (including but not limited to as a result of a subscription for, purchase, allotment or issue of shares, or conversion of any instrument or right into shares), nor is it contemplated that it will in the future become a party to any such agreement or arrangement, except in the case of item (ii) in this Section 5.2(b), as contemplated by the Subscription Agreement;

(c)	it is the sole legal and beneficial owner of the Sale Shares and it is entitled to transfer the full ownership of the Sale Shares on the terms set out in this Deed;
(d)

no commitment has been given by the Seller to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) and, to the knowledge of the Seller, no person has claimed any rights in connection with any of those things;

(e)

any and all amounts to be paid to or by the Seller in connection with the subscription for the Sale Shares (including pursuant to applicable tax laws) have been paid and/or provided for, such that no claims associated with the subscription for the Sale Shares can be asserted by or against the Seller;

(f)

there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which it is a party or by which it is bound, with respect to the voting or transfer of the Sale Shares other than this Deed; and

(g)	it does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third party, with respect to the Exchange Shares.
5.3	Each party, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to each other party as of the date of this Deed and as of Completion that:
(a)

it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Deed in accordance with its terms;
(c)	this Deed has been delivered, duly and validly executed;
(d)

this Deed constitutes (or shall constitute when executed) valid, legal and binding obligations on it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts);

(e)

the performance of and compliance with the terms and provisions of this Deed will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(f)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Deed by it; and

(g)

there is no pending or, to its knowledge, threatened litigation or claim, nor any outstanding governmental order, against or involving it, whether at law or equity, before or by any governmental authority, which would reasonably be expected to materially and adversely affect its ability to consummate the transactions contemplated by this Deed.

5.4	Pubco hereby warrants to the Seller as of Completion that:
(a)	the Exchange Shares issued to the Seller are duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances; and
(b)

immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of Pubco; and (2) all of those shares in the capital of Pubco which Pubco is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 3.

5.5

Each of the warranties in Clauses 5.1, 5.3, 5.3 and 5.4 is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Deed.

6.	REGISTRATION STATEMENT.

For purposes of this Clause 6, the Exchange Shares included in the Registration Statement shall include, as of any date of determination, the Exchange Shares and any other equity security of Pubco issued or issuable with respect to the Exchange Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.1

Pubco agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Exchange Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies Pubco that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Seller (as applicable) furnishing a completed and executed selling shareholder’s questionnaire in customary form to Pubco that contains the information required by the Commission rules for a Registration Statement regarding such Seller, the securities of Pubco held by such Seller and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and such Seller shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that such Seller shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities (excluding any such restrictions under the Lock-Up Agreement). Any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall a Seller be identified as a statutory underwriter in the Registration Statement; provided, that if a Seller is required to be so identified as a statutory underwriter in the Registration Statement, such Seller will have an opportunity to withdraw its Exchange Shares from the Registration Statement.

6.2	In the case of registration effected by Pubco pursuant to this Deed, Pubco shall, upon reasonable request, inform the Seller as to the status of such registration. At its expense Pubco shall:
(a)

except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to such Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) such Seller ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by such Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;

(b)	advise each Seller as promptly as practicable, but in any event within five (5) Business Days:
(i)	when the Registration Statement or any post-effective amendment thereto has become effective;
(ii)

after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)

of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)

subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Pubco other than to the extent that providing notice to such Seller of the occurrence of the events listed in (i) through (iv) of this Clause 6.2(b) constitutes material, nonpublic information regarding Pubco;

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(d)

upon the occurrence of any event contemplated in Clause 6.2(b), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Exchange Shares to be listed on each securities exchange or market, if any, on which the Exchange Shares are then listed;
(f)

use its commercially reasonable efforts to allow a Seller (as applicable) to review disclosure regarding such Seller in the Registration Statement and consider in good faith proposed revisions from such Seller; and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Exchange Shares contemplated herein and (y) take such further action as such Seller may reasonably request, all to the extent required from time to time to enable such Seller to sell such Seller’s Exchange Shares held by such Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to Pubco).

6.3

Notwithstanding anything to the contrary in this Deed, if the Commission prevents Pubco from including in the Registration Statement any or all of the Exchange Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of Exchange Shares by a Seller (as applicable), the Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the Commission. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Exchange Shares under Rule 415 under the Securities Act, Pubco shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement.

6.4

Notwithstanding anything to the contrary in this Deed, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require a Seller (as applicable) not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for Pubco to include or (ii) the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pubco and the majority of the board of directors of Pubco concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Exchange Shares under the Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco except for disclosure to such Seller’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by Pubco, such Seller will deliver to Pubco or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Exchange Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Exchange Shares shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

6.5	Indemnification.
(a)

Pubco agrees to indemnify and hold harmless, to the extent permitted by law, each Seller, its directors, officers, employees, advisers and agents, and each person who controls such Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of each Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to Pubco by or on behalf of such Seller expressly for use therein.

(b)

Each Seller agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Seller expressly for use therein. In no event shall the liability of such Seller be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such indemnification obligation.

(c)

Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)

The indemnification provided for under this Clause 6.5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Exchange Shares purchased pursuant to this Deed.

(e)

If the indemnification provided under this Clause 6.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.5(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Seller (together with any indemnification obligation under this Clause 6.5) be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such contribution obligation.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS
7.1	Subject to Clause 7.4, Pubco and the Seller:
(a)	shall treat as strictly confidential the provisions of this Deed and the other Transaction Documents and the process of their negotiation (the “Confidential Information”); and
(b)

shall not, except with the prior written consent of the other parties, make use of (save for the purposes of performing its obligations under this Deed and the BCA) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

7.2

Each of Pubco and the Seller undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Deed or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 6 and instructed to comply with this Clause 7 as if they were a party to it.

7.3

Subject to Clause 7.4, neither Pubco nor the Seller shall make any announcement (including any communication to the public, to any customers or suppliers of the Company) concerning the subject matter of this Deed without the prior written consent of the other parties.

7.4	Clauses 7.1 and 7.3 shall not apply if and to the extent that such party using or disclosing Confidential Information or making such announcement can demonstrate that:
(a)

such disclosure or announcement is required by applicable law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)

the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.4.

7.5	The provisions of this Clause 6 shall survive termination of this Deed, and shall continue for a period of three (3) years from the date of this Deed is terminated in accordance with its terms.
8.	FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for the parties the full benefit of the rights, powers and remedies conferred upon it under this Deed.

9.	POWER OF ATTORNEY
9.1

From Completion and for so long after Completion as the Seller remains the registered holder of any Z Ordinary Shares, it shall appoint Pubco to be its lawful attorney (the “Attorney”) to exercise all rights in relation to all such Z Ordinary Shares as Pubco in its absolute discretion sees fit.

9.2

The power of attorney given in Clause 9.1 shall be irrevocable, save with the consent of Pubco, and is given by way of security to secure the proprietary interest of Pubco as purchaser of the Sale Shares, but shall expire on the date on which Pubco is entered in the register of members of the Company as holder of the Sale Shares.

9.3	For so long as the power of attorney given in Clause 9.1 remains in force, the Seller undertakes:
(a)	not to exercise any rights which attach to the Sale Shares or are exercisable in its capacity as registered holder of the Sale Shares without Pubco’s prior written consent;
(b)

to hold on trust for Pubco all dividends and other distributions of profits or assets received by the Seller in respect of the Sale Shares and to promptly notify Pubco as attorney of anything received by the Seller in its capacity as registered holder of the Sale Shares;

(c)	to act promptly in accordance with Pubco’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the Sale Shares; and
(d)	to ratify whatever Pubco may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 9.

9.4	Nothing in Clause 9.3 shall require the Seller to take any action (or require it to omit to take any action) where such action or omission would breach any applicable laws.
9.5

Notwithstanding the foregoing, the power and authority granted pursuant to Clause 9.1 shall in no way authorize the Attorney to subject the Seller to any non-compete, non-investment or non-solicitation or similar clause or any unlimited liability (excluding fraud by the Seller).

10.	ENTIRE AGREEMENT AND REMEDIES
10.1

This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Sale Shares and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.  This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.2	The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.
10.3

This Deed shall automatically terminate and the Transaction shall be abandoned immediately upon the termination of the BCA in accordance with the terms thereof.  In the event of such termination, save where expressly stated to the contrary in this Deed, the rights and obligations of the parties hereunder shall be of no further force and effect, provided that nothing in this Clause 10.3 shall act so as to restrict the rights and liabilities of the parties in relation to a breach of this Deed prior to such termination. Furthermore, in the event of such termination, no Released Person (as such term is defined below) shall have any liability or any obligation of any nature to any Releasing Person (as such term is defined below) under this Deed. If the Completion does not take place concurrently with the Share Acquisition Closing, the Seller shall have the right to terminate all of its obligations under this Deed at any time by providing notice of such termination to Pubco.

11.	RELEASE
11.1

Effective as of termination of the BCA, to the fullest extent permitted by applicable law, the Seller, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges Pubco, the Company, Broadstone, the Sponsor and Merger Sub, and each of their directors, officers, employees and Affiliates (the “Released Persons”), from and against any and all actions, both at law and in equity (excluding fraud), for any “loss of opportunity or chance” or similar cause of action in connection with this Deed and the BCA.

12.	WAIVER AND VARIATION
12.1

A failure or delay by a party to exercise any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.  No single or partial exercise of any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

12.2	A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
12.3

No variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Deed.  Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

13.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

14.	ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it, except to its Affiliates (an “Affiliate Transfer”). Prior to an Affiliate Transfer, the transferor shall give written notice to the other parties to this Deed.

15.	NOTICES
15.1

Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 15.2 and served:

(a)

by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)

by courier (or if from or to any place outside the United Kingdom, by reputable, nationally recognised overnight courier service) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)

by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours, provided, however, that notice given pursuant to Clauses 15.1(a) and 15.1(b) shall not be effective unless a duplicate copy of such notice is also given by hand or by e-mail.

15.2	Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 15.3, as set out below:

For the Seller:

to the address set out on the signature page of the respective Seller;

For Pubco:

Name:	Pubco
For the attention of:	Vertical Aerospace Ltd.
Address:	140-142 Kensington Church StreetLondon, England W8 4BN
E-mail:	########@#####

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP
For the attention of:	J. David Stewart and Robbie McLaren
Address:	99 Bishopsgate
London, EC2M 3XF
United Kingdom
E-mail:	########@##### and ########@#####

15.3

Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 15.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.	COSTS

Except as otherwise provided in this Deed, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

17.	RIGHTS OF THIRD PARTIES

Save where expressly provided in respect of a Released Person, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts.  Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

19.	GOVERNING LAW AND JURISDICTION
19.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
19.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

19.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

SCHEDULE 1

THE SELLER

(A) Seller	(B) Sale Shares	(c) Exchange Shares
American Airlines Inc.	5,804	6,125,000

Agreed Form

SCHEDULE 2

LOCKUP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between American Airlines, Inc. (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands company limited by shares (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp. (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”);

WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ ● ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.For purposes of this Agreement:

(a)The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

(b)the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(c)the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d)the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date;

(e)the term “Lock-up Shares” means the Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act);

(f)the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares (or warrants representing Pubco Ordinary Shares) to be issued in connection with the transactions contemplated by the Business Combination Agreement;

(g)the term “Other Restrictions” means restrictions in any Other Lock-Up Agreement that are on substantially the same terms as the Transfer Restriction of this Agreement, except that the transfer restriction in such Other Lock-Up Agreement expires with respect to (i) 10% of a holder’s shares immediately and (ii) 30% of a holder’s shares on each anniversary of such Other Lock-Up Agreement;

(h)the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(i)the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.Lock-Up Provisions.

(a)Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (viii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)

the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the Lock-Up Shares (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)

the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

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(iii)

the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Third Tranche”) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)

the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares on the date that is four (4) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e)No Other Lock-Up Agreement contains lock-up restrictions that are materially less restrictive than the lock-up restrictions applicable to Holder under this Agreement, provided, however, that the Other Restrictions are deemed to be lock-up restrictions that are not materially less restrictive for purposes of this Section 2(e).

(f)Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

3.Miscellaneous.

(a)Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

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(d)Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(i)Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ########@#####

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ########@##### and ########@#####

If to the Holder, to: American Airlines, Inc. 1 Skyview Drive, MD 8B361 Fort Worth, Texas, 76155	With a copy to (which shall not constitute notice): Sidley Austin LLP 2021 McKinney Avenue Suite 2000 Dallas, Texas 75201 Attention: Bart J. Biggers Email: ########@#####

(j)Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l)Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(m)Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of

6

doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(n)Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o)Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[1]
American Airlines, Inc.	[6,125,000]

[1]	Note to draft: Number to represent all Pubco Ordinary Shares Holder receives pursuant to the SPA.

8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

AMERICAN AIRLINES, INC.

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

SCHEDULE 3

	(1) Issued	(2) Outstanding Options
Shares	257,062,500	38,795,000

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SCHEDULE 4

CALL OPTION AGREEMENT

AMERICAN AIRLINES, INC.

(as the Vendor)

and

VERTICAL AEROSPACE LTD.

(as the Purchaser)

CALL OPTION AGREEMENT

99 Bishopsgate

London EC2M 3XF

+44.20.7710.1000 (Tel)

www.lw.com

11

i

THIS CALL OPTION AGREEMENT is made on December 16, 2021

BETWEEN

(3)	AMERICAN AIRLINES, INC. (“Vendor”); and
(4)	VERTICAL AEROSPACE LTD. (“Purchaser”).

WHEREAS

(A)

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (“VAGL”), Purchaser and Broadstone Acquisition Corp. among others, entered into a business combination agreement, dated June 10, 2021 (the “Business Combination Agreement”);

(B)

WHEREAS, Vendor and Purchaser entered into a share purchase agreement dated June 10, 2021, pursuant to which Vendor agreed to sell and transfer, and Purchaser agreed to purchase, 100% of the Z Ordinary Shares of VAGL held by Vendor (the “SPA”);

(C)

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, Vendor will hold the Shares set forth in Schedule 2 which shall be subject to the Call Option (as defined below) (the “Shares”); and

(D)

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by Vendor thereunder, Purchaser and Vendor desire to enter into this Option Agreement, pursuant to which Vendor has agreed to grant to Purchaser options to require Vendor to sell the Shares upon the terms and subject to the conditions set out in this Option Agreement.

IT IS AGREED THAT

20.	DEFINITIONS AND INTERPRETATION
1.1	In this Option Agreement, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning given in the SPA, and:

“Call Option” means the option granted to the Purchaser pursuant to Clause 2.1;

“Call Option Notice” means the notice substantially in the form set out in Schedule 1;

“Call Option Period” means each of the First Option Period and the Second Option Period;

“First Option Period” means the period starting on the date of this Option Agreement and ending on the third anniversary of the date of this Option Agreement;

“Second Option Period” means the period starting on the date of this Option Agreement and ending on the fourth anniversary of the date of this Option Agreement;

“Shares” has the meaning given in Recital (C); and

“SPA” has the meaning given in Recital (B).

1.2	In this Option Agreement, unless the context otherwise requires:
(a)	references to Clauses and Schedules are references to clauses of and schedules to this Option Agreement, references to paragraphs are references to paragraphs of the

1

Schedule in which the reference appears and references to this Option Agreement include the Schedules;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(c)	references to a “party” mean a party to this Option Agreement and includes its successors in title, personal representatives and permitted assigns;
(d)	references to “dollars”, “U.S. Dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States;
(e)	references to times of the day are to London time unless otherwise stated;
(f)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(g)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(h)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; and

(i)	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.
1.3	The headings and sub-headings in this Option Agreement are inserted for convenience only and shall not affect the construction of this Option Agreement.
1.4	Each of the schedules to this Option Agreement shall form part of this Option Agreement.
1.5	References to a document (including this Option Agreement) shall be construed as a reference to such document as amended or varied in accordance with its terms.
2.	GRANT OF THE OPTIONS
2.1	The Vendor hereby grants to the Purchaser an option to require the Vendor to sell and for Purchaser to purchase:
(a)	50% of the Shares for a price of $18.00 per Share in the First Option Period; and
(b)	the remaining 50% of the Shares for a price of $18.00 per Share in Second Option Period,

in each case subject to the terms set out in this Option Agreement. Purchaser shall pay Vendor the applicable purchase price for the Shares upon the closing date of the purchase, which closing date shall occur no later than the fifth business day following the receipt by Vendor of the applicable Call Option Notice (or such other time as agreed to by the parties), by wire transfer of U.S. dollars in immediately available funds to an account specified by Vendor in writing to Purchaser prior to the closing date.

2.2	The Call Option granted pursuant to Clause 2.1 shall expire in all cases on the fourth anniversary of the date of this Option Agreement.

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3.	EXERCISE OF THE CALL OPTION
3.1	Subject to the provisions of applicable law, the Call Option may be exercised only once in the First Option Period and once in the Second Option Period.
3.2	If the Call Option is not exercised upon expiry of the applicable Call Option Period, save as otherwise agreed in writing by the Vendor and the Purchaser, the applicable Call Option shall lapse.
3.3	Once served, a Call Option Notice may not be revoked without the written consent of the Vendor and the Purchaser.
4.	ASSIGNMENT; NO THIRD PARTY BENEFICIARIES
4.1

This Option Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

4.2	This Option Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Option Agreement.
4.3

No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon the other party until such party shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, to be bound by the terms and provisions of this Option Agreement. Any transfer or assignment made other than as provided in this Clause 4.3 shall be null and void.

5.	MISCELLANEOUS
5.1

This Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Option Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.2

This Option Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.	ENTIRE AGREEMENT

This Option Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.	GOVERNING LAW; JURISDICTION.
7.1

This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement,

3

for and on behalf of itself or any of its properties or assets, in accordance with this Clause 7 or in such other manner as may be permitted by applicable law, Clause 7 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Option Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Option Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

7.2

WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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SCHEDULE 1

FORM OF THE CALL OPTION NOTICE

To:AMERICAN AIRLINES, INC.

1 Skyview Drive

Fort Worth, Texas

76155

United States of America

[date]

Notice of Exercise of the Call Option

1.	We refer to the call option agreement dated December 16, 2021 (the “Option Agreement”).
2.	Words and expressions defined in the Option Agreement shall have the same meaning in this Call Option Notice.
3.

We are hereby exercising the Call Option that you granted under Clause 2.1 of the Option Agreement and you are accordingly required to sell [ ● ] Shares to Vertical Aerospace Ltd. in accordance with, and subject to, the terms of the Option Agreement.

Yours faithfully,

____________________

for and on behalf of VERTICAL AEROSPACE LTD.

.......................................

Director

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SCHEDULE 2

(A) Name Of Holder	(B) Number Of Shares
American Airlines, Inc.	3,062,500

6

This Option Agreement has been entered into on the date stated at the beginning of it.

VENDOR

Signed by Derek Kerr

for and on behalf of AMERICAN AIRLINES, INC.

.......................................

Chief Financial Officer

PURCHASER

Signed by Vincent Casey

for and on behalf of VERTICAL AEROSPACE LTD.

.......................................

Director

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

PUBCO:

EXECUTED and delivered	)

as a DEED by	)	/s/ Vinny Casey
Name:
VERTICAL AEROSPACE LTD.	)

acting by a director,	)

in the presence of:	)

/s/ Jemma Casey	Signature of Witness

Jemma Casey	Name of Witness

N/A	Occupation of Witness

THE SELLER:

EXECUTED and delivered	)

as a DEED by	)	/s/ Derek Kerr
Name:
AMERICAN AIRLINES, INC.	)

acting by a person authorized to act on behalf of the company under the laws of	)
the state of Delaware,	)

Notice details for American Airlines, Inc.

Name:	Seller
For the attention of:	American Airlines, Inc.
Address:	1 Skyview Drive, Fort Worth, Texas 76155, United States of America
Attention:	General Counsel
E-mail:	########@#####

[Signature page to Share Purchase Deed]